Exhibit 99

CACI Reports Results for Its Fiscal 2015 Fourth Quarter and Full Year

  Contract awards of $777 million for the quarter; record $5.8 billion for the year, up 46 percent
  Net income of $41.4 million for the quarter, up 13 percent; $126.2 million for the year
  Operating cash flow of $32.8 million for the quarter; $223.2 million for the year, up 12 percent
  Total backlog of $9.6 billion, up 35 percent year-over-year
  Reiterates FY16 guidance; forecasts organic revenue and net income growth

ARLINGTON, Va.--(BUSINESS WIRE)--August 12, 2015--CACI International Inc (NYSE MKT: CACI), a leading information solutions and services provider to the federal government, announced results today for its full year and fourth fiscal quarter ended June 30, 2015.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “Our results for the quarter were in line with our expectations. We continued to win a significant amount of contract awards and generated good cash flow. Overall, in our fiscal year 2015, we achieved a record level of contract awards, a record level of backlog, and increased our cash flow to $223 million.

“By transforming our business development approach and more closely aligning our organization to key market areas, we have put in place a solid foundation to deliver organic revenue and net income growth in FY16. We will continue executing our strategy to meet our customers’ requirements and build long-term shareholder value.”

Fourth Quarter Results

(in millions except per-share data)	Q4, FY15	Q4, FY14	% Change
Revenue	$865.5	$905.7	-4.4%
Operating income	$75.1	$69.2	8.4%
Net income attributable to CACI	$41.4	$36.5	13.3%
Diluted earnings per share	$1.68	$1.49	12.8%

Revenue for the fourth quarter of Fiscal Year 2015 (FY15) decreased 4.4 percent compared to the fourth quarter of Fiscal Year 2014 (FY14). We grew our direct labor base during the quarter, while other direct costs declined due primarily to a reduction of subcontract labor resulting from general federal government budget-related activities. The increase in operating income was a result of increased work on a number of existing contracts, new business, stronger award fees, an extra billing day, and lower depreciation and amortization expense. Cash provided by operations in the quarter was $32.8 million.

Additional Financial Metrics

	Q4, FY15	Q4, FY14	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$91.4	$87.5	4.4%
Diluted adjusted earnings per share, a non-GAAP measure	$2.19	$2.05	6.6%
Days sales outstanding	60	59

Fourth Quarter Awards and Contract Funding Orders

Our contract awards were $777 million in the fourth quarter of FY15, 11.3 percent higher than the $698 million of contract awards in the fourth quarter of FY14. Approximately 20 percent of our awards in the quarter were new business. Contract awards for all of FY15 were $5.8 billion, 46.3 percent higher than the $3.9 billion of contract awards in all of FY14. Some of the awards in the quarter included:

  A $61 million contract to continue support for the Defense Medical Logistics Standard Support (DMLSS) system at the Joint Medical Logistics Functional Development Center. This contract further expands CACI’s work in our Health Solutions market area.
  A $59.8 million four-year task order to provide modeling and analysis support services for the U.S. Space and Naval Warfare Systems Command and Naval Warfare Systems Center Atlantic Business Portfolios. This work sustains our business in the Logistics and Material Readiness market area.
  A $48 million four-year, eight-month contract to provide operational support services for the Office of the Under Secretary of Defense (Comptroller) (OUSD(C)). CACI will continue providing a full spectrum of on-site operational support in modernizing the critical information systems of OUSD(C). The contract represents continuing work in our Business Systems market area.
  A $46 million contract to provide software engineering support for the U.S. Army’s Program Executive Office Enterprise Information Systems. This work maintains our business for this customer in our Business Systems market area.
  Two five-year task orders with a combined value of $29.8 million to provide legal support services for the U.S. Securities and Exchange Commission. This new work expands our business in the Investigation and Litigation Support market area.
  A multi-million dollar contract to provide systems engineering support to the U.S. Army Communications-Electronics Research, Development, and Engineering Center’s (CERDEC) Flight Activity. This contract increases the size and scope of CACI's work for this customer and expands the company's business in our Intelligence Systems and Support market area.
  A multi-million dollar task order contract to continue providing rapid response technical forensics and exploitation support for the U.S. Army CERDEC Intelligence and Information Warfare Directorate. This contract expands the size and scope of work we provide for this customer in our Intelligence Systems and Support Services market area.
  A prime position on a multiple-award indefinite delivery, indefinite quantity contract with a nearly $1 billion dollar ceiling value to continue our support for the U.S. Army’s CERDEC Intelligence and Information Warfare Directorate. The multiple-year Technical Information Engineering Services contract positions CACI for continued growth in its Intelligence Services and Intelligence Systems and Support market areas.

Contract funding orders in the quarter were $871 million compared with $907 million in the year earlier quarter. For all of FY15, contract funding orders were $3.8 billion, 4.0 percent higher than the $3.6 billion received in FY 14. Our total backlog at June 30, 2015 was $9.6 billion, 35 percent higher than our total backlog of $7.1 billion at June 30, 2014. Funded backlog at June 30, 2015 was $2.0 billion, 29.6 percent higher than funded backlog of $1.6 billion at the end of FY14.

Fourth Quarter Recognition

  The Washington Post named CACI to its ranking of 2015 Top Workplaces in the greater Washington, DC area. The rankings are based on surveys in which employees were asked to evaluate their companies on such factors as the quality of leadership, pay and benefit practices, and work-life balance issues.

Twelve Months Results

(in millions except per-share data)	Twelve Months, FY15	Twelve Months, FY14	% Change
Revenue	$3,313.5	$3,564.6	-7.0%
Operating income	$236.4	$257.4	-8.2%
Net income attributable to CACI	$126.2	$135.3	-6.7%
Diluted earnings per share	$5.17	$5.38	-3.8%

Revenue decreased 7.0 percent compared to revenue for the twelve months of FY14. This decrease in revenue was primarily attributable to lower subcontractor costs and other direct costs resulting from the drawdown in Southwest Asia and federal government budget-related activities. The decrease in operating income in FY15 was primarily a result of budget-related activities, and ramp-up costs associated with the significant growth of background investigation work for the Office of Personnel Management. Cash provided by operations in FY15 was $223.2 million, 12.4 percent higher than the $198.6 million of cash provided by operations in FY14.

Additional Financial Metrics

	Twelve Months, FY15	Twelve Months, FY14	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$303.2	$323.6	-6.3%
Diluted adjusted earnings per share, a non-GAAP measure	$7.23	$7.58	-4.6%

CACI Reiterates Its FY16 Guidance

We are reiterating the FY16 guidance we issued on June 24, 2015. The table below summarizes our FY16 guidance ranges and represents our views as of August 12, 2015:

(In millions except for tax rate and earnings per share)	Fiscal Year 2016 Guidance
Revenue	$3,300 - $3,500
Net income attributable to CACI	$130 - $140
Effective corporate tax rate	38.5%
Diluted earnings per share	$5.24 - $5.65
Diluted weighted average shares	24.8

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 13, 2015 during which members of our senior management team will be making a brief presentation focusing on fourth quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 82120077. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 16,700 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011 and the Bipartisan Budget Act of 2013; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Revenue	$865,506	$905,718	-4.4%	$3,313,452	$3,564,562	-7.0%
Costs of revenue
Direct costs	567,446	612,646	-7.4%	2,193,585	2,426,520	-9.6%
Indirect costs and selling expenses	206,996	205,754	0.6%	817,403	815,458	0.2%
Depreciation and amortization	15,985	18,083	-11.6%	66,083	65,181	1.4%
Total costs of revenue	790,427	836,483	-5.5%	3,077,071	3,307,159	-7.0%
Operating income	75,079	69,235	8.4%	236,381	257,403	-8.2%
Interest expense and other, net	8,605	9,834	-12.5%	34,758	38,158	-8.9%
Income before income taxes	66,474	59,401	11.9%	201,623	219,245	-8.0%
Income taxes	25,128	22,793	10.2%	75,327	83,326	-9.6%
Net income	41,346	36,608	12.9%	126,296	135,919	-7.1%
Noncontrolling interest	38	(74)		(101)	(603)
Net income attributable to CACI	$41,384	$36,534	13.3%	$126,195	$135,316	-6.7%

Basic earnings per share	$1.71	$1.55	10.1%	$5.27	$5.78	-8.8%
Diluted earnings per share	$1.68	$1.49	12.8%	$5.17	$5.38	-3.8%

Weighted average shares used in per share computations:
Basic	24,180	23,498		23,948	23,429
Diluted	24,613	24,517		24,388	25,155

Statement of Operations Data (Unaudited)

	Quarter Ended			Twelve Months Ended
	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Operating income margin	8.7%	7.6%		7.1%	7.2%
Tax rate	37.8%	38.4%		37.4%	38.1%
Net income margin	4.8%	4.0%		3.8%	3.8%

EBITDA**	$91,366	$87,482	4.4%	$303,237	$323,622	-6.3%
EBITDA Margin	10.6%	9.7%		9.2%	9.1%

Adjusted net income**	$53,867	$50,312	7.1%	$176,405	$190,640	-7.5%
Diluted adjusted earnings per share	$2.19	$2.05	6.6%	$7.23	$7.58	-4.6%

** See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2015	6/30/2014
ASSETS:
Current assets
Cash and cash equivalents	$35,364	$64,461
Accounts receivable, net	596,155	615,580
Prepaid expenses and other current assets	44,941	55,808
Total current assets	676,460	735,849

Goodwill and intangible assets, net	2,384,998	2,418,979
Property and equipment, net	63,689	68,485
Other long-term assets	131,969	135,825
Total assets	$3,257,116	$3,359,138

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$38,965	$41,563
Accounts payable	56,840	55,811
Accrued compensation and benefits	185,830	183,361
Other accrued expenses and current liabilities	118,046	141,852
Total current liabilities	399,681	422,587

Long-term debt, net of current portion	1,029,335	1,238,728
Other long-term liabilities	347,828	338,657
Total liabilities	1,776,844	1,999,972

Shareholders' equity	1,480,272	1,359,166
Total liabilities and shareholders' equity	$3,257,116	$3,359,138

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2015	6/30/2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$126,296	$135,919
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	66,083	65,181
Non-cash interest expense	-	11,421
Amortization of deferred financing costs	2,639	2,940
Loss on extinguishment of debt	272	4,116
Stock-based compensation expense	14,072	11,557
Provision for deferred income taxes	27,022	15,559
Undistributed earnings of unconsolidated joint ventures	(874)	(1,656)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	18,889	91,010
Prepaid expenses and other assets	(2,057)	(4,666)
Accounts payable and accrued expenses	(25,807)	(121,148)
Accrued compensation and benefits	2,776	(20,416)
Income taxes receivable and payable	(3,630)	6,710
Other liabilities	(2,466)	2,116
Net cash provided by operating activities	223,215	198,643

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,444)	(15,279)
Purchases of businesses, net of cash acquired	(14,972)	(839,050)
Investment in unconsolidated joint venture	391	3,550
Other	629	(876)
Net cash used in investing activities	(31,396)	(851,655)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings under credit facilities	(213,451)	660,850
Payment of contingent consideration	-	(3,294)
Proceeds from employee stock purchase plans	3,287	3,527
Proceeds from exercise of stock options	691	-
Repurchase of common stock	(3,400)	(3,653)
Payment of taxes for equity transactions	(7,378)	(9,764)
Other	1,390	3,836
Net cash (used in) provided by financing activities	(218,861)	651,502
Effect of exchange rate changes on cash and cash equivalents	(2,055)	1,634
Net (decrease) increase in cash and cash equivalents	(29,097)	124
Cash and cash equivalents, beginning of period	64,461	64,337
Cash and cash equivalents, end of period	$35,364	$64,461

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2015		6/30/2014		$ Change	% Change
Department of Defense	$576,284	66.6%	$653,665	72.2%	$(77,381)	-11.8%
Federal Civilian Agencies	236,979	27.4%	199,777	22.1%	37,202	18.6%
Commercial and other	52,243	6.0%	52,276	5.7%	(33)	-0.1%
Total	$865,506	100.0%	$905,718	100.0%	$(40,212)	-4.4%

	Twelve Months Ended
(dollars in thousands)	6/30/2015		6/30/2014		$ Change	% Change
Department of Defense	$2,217,031	66.9%	$2,578,024	72.4%	$(360,993)	-14.0%
Federal Civilian Agencies	888,191	26.8%	771,662	21.6%	116,529	15.1%
Commercial and other	208,230	6.3%	214,876	6.0%	(6,646)	-3.1%
Total	$3,313,452	100.0%	$3,564,562	100.0%	$(251,110)	-7.0%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2015		6/30/2014		$ Change	% Change
Cost reimbursable	$407,407	47.1%	$440,867	48.7%	$(33,460)	-7.6%
Fixed price	296,935	34.3%	275,570	30.4%	21,365	7.8%
Time and materials	161,164	18.6%	189,281	20.9%	(28,117)	-14.9%
Total	$865,506	100.0%	$905,718	100.0%	$(40,212)	-4.4%

	Twelve Months Ended
(dollars in thousands)	6/30/2015		6/30/2014		$ Change	% Change
Cost reimbursable	$1,534,864	46.3%	$1,744,959	49.0%	$(210,095)	-12.0%
Fixed price	1,179,139	35.6%	1,095,449	30.7%	83,690	7.6%
Time and materials	599,449	18.1%	724,154	20.3%	(124,705)	-17.2%
Total	$3,313,452	100.0%	$3,564,562	100.0%	$(251,110)	-7.0%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2015		6/30/2014		$ Change	% Change
Prime	$780,187	90.1%	$809,376	89.4%	$(29,189)	-3.6%
Subcontractor	85,319	9.9%	96,342	10.6%	(11,023)	-11.4%
Total	$865,506	100.0%	$905,718	100.0%	$(40,212)	-4.4%

	Twelve Months Ended
(dollars in thousands)	6/30/2015		6/30/2014		$ Change	% Change
Prime	$2,965,683	89.5%	$3,191,939	89.5%	$(226,256)	-7.1%
Subcontractor	347,769	10.5%	372,623	10.5%	(24,854)	-6.7%
Total	$3,313,452	100.0%	$3,564,562	100.0%	$(251,110)	-7.0%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2015	6/30/2014	$ Change	% Change
Contract Funding Orders	$871,345	$906,836	$(35,491)	-3.9%
	Twelve Months Ended
(dollars in thousands)	6/30/2015	6/30/2014	$ Change	% Change
Contract Funding Orders	$3,756,631	$3,610,314	$146,317	4.1%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2015		6/30/2014		$ Change	% Change
Direct labor	$276,326	48.7%	$263,959	43.1%	$12,367	4.7%
Other direct costs	291,120	51.3%	348,687	56.9%	(57,567)	-16.5%
Total direct costs	$567,446	100.0%	$612,646	100.0%	$(45,200)	-7.4%

	Twelve Months Ended
(dollars in thousands)	6/30/2015		6/30/2014		$ Change	% Change
Direct labor	$1,062,882	48.5%	$1,028,045	42.4%	$34,837	3.4%
Other direct costs	1,130,703	51.5%	1,398,475	57.6%	(267,772)	-19.1%
Total direct costs	$2,193,585	100.0%	$2,426,520	100.0%	$(232,935)	-9.6%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. EBITDA is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization. EBITDA margin is EBITDA divided by revenue. Adjusted Net Income is defined by us as GAAP net income plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, net of related tax effects. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported. EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Net income, as reported	$41,384	$36,534	13.3%	$126,195	$135,316	-6.7%
Plus:
Income taxes	25,128	22,793	10.2%	75,327	83,326	-9.6%
Interest income and expense, net	8,869	10,072	-11.9%	35,632	39,799	-10.5%
Depreciation and amortization	15,985	18,083	-11.6%	66,083	65,181	1.4%
EBITDA	$91,366	$87,482	4.4%	$303,237	$323,622	-6.3%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Revenue, as reported	$865,506	$905,718	-4.4%	$3,313,452	$3,564,562	-7.0%
EBITDA	$91,366	$87,482	4.4%	$303,237	$323,622	-6.3%
EBITDA margin	10.6%	9.7%		9.2%	9.1%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Net income, as reported	$41,384	$36,534	13.3%	$126,195	$135,316	-6.7%
Plus:
Stock-based compensation	4,021	2,667	50.8%	14,072	11,557	21.8%
Depreciation and amortization	15,985	18,083	-11.6%	66,083	65,181	1.4%
Amortization of financing costs	577	762	-24.3%	2,639	2,940	-10.2%
Non-cash interest expense	-	1,176	-100.0%	-	11,421	-100.0%
Less:
Related tax effect	(8,100)	(8,910)	-9.1%	(32,584)	(35,775)	-8.9%
Adjusted net income	$53,867	$50,312	7.1%	$176,405	$190,640	-7.5%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Diluted weighted average shares, as reported	24,613	24,517		24,388	25,155
Diluted earnings per share, as reported	$1.68	$1.49	12.8%	$5.17	$5.38	-3.8%
Diluted adjusted earnings per share	$2.19	$2.05	6.6%	$7.23	$7.58	-4.6%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, 703-841-7801
Executive Vice President, Public Relations
jbrown@caci.com
or
Investor Relations:
David Dragics, 866-606-3471
Senior Vice President, Investor Relations
ddragics@caci.com